DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the material features of the common stock of Skye Bioscience, Inc., a Nevada corporation (the “Company”). The following summary does not purport to be complete and is subject to and qualified in its entirety by the Nevada Revised Statutes and other applicable law, as well as the provisions of the Company’s articles of incorporation, as amended and as currently in effect (the “Articles of Incorporation”), which are filed or incorporated by reference as Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “Commission”) on March 20, 2024 and Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on November 7, 2023, and the Company’s amended and restated bylaws, as amended and as currently in effect (the “Bylaws”), which are filed or incorporated by reference as Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the Commission on March 31, 2023. The Company’s stockholders are urged to read the Articles of Incorporation and Bylaws carefully and in their entirety.

Pursuant to the Articles of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 100,200,000 consisting of 100,000,000 shares of common stock, par value $0.001 per share and 200,000 shares of preferred stock, par value $0.001 per share.

Common Stock

General

The holders of common stock of the Company are not entitled to pre-emptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless the board of directors of the Company determines otherwise, the Company will issue all of its capital stock in uncertificated form.

Voting Rights

The holders of shares of our common stock are entitled to one non-cumulative vote per share.

Dividends and Distributions

Subject to preferences that may apply to any shares of the Company’s preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Company’s board of directors may determine.

Liquidation Rights

Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of common stock after payment of liquidation preferences on any Company preferred stock outstanding at that time and any creditors.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Rights of Repurchase

The Company will not have any rights to repurchase shares of its common stock.

Preemptive or Similar Rights

The common stock is not entitled to preemptive rights and is not subject to redemption.

Preferred Stock

The board of directors of the Company has authority to issue shares of Company preferred stock in one or more series, to fix for each such series such voting powers (full or limited, or no voting powers), designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the Nevada Revised Statutes and any other applicable Law (“Nevada Law”). The issuance of Company preferred stock could have the effect of decreasing the trading price of the shares of common stock, restricting dividends on the

Company’s capital stock, diluting the voting power of the common stock, impairing the liquidation rights of the Company’s capital stock, or delaying or preventing a change in control of the Company.

Anti-Takeover Provisions

The provisions of our Articles of Incorporation and Bylaws and of the NRS summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in the stockholder’s best interest, including an attempt that might result in the stockholder’s receipt of a premium over the market price for the stockholder’s shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

Blank Check Preferred Stock

Our Articles of Incorporation authorize the issuance of up to 200,000 shares of preferred stock in one or more series with such voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional or other special rights, as are determined by our board of directors in accordance with Nevada law.

Board of Directors

Our Articles of Incorporation and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.

Removal of Directors; Vacancies

Under NRS 78.335, one or more of the incumbent directors may be removed from office by the vote of stockholders representing two-thirds or more of the voting power of the issued and outstanding stock entitled to vote. Our Articles of Incorporation provide that subject to the rights of any one or more series of preferred stock then outstanding, any newly created position on the board of directors that results from an increase in the total number of directors and any vacancies on the board of directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director, or by the stockholders entitled to vote thereon.

No Cumulative Voting

The NRS does not permit stockholders to cumulate their votes other than in the election of directors, and then only if expressly authorized by the corporation’s articles of incorporation. Our Articles of Incorporation do not permit cumulative voting.

Special Stockholder Meetings

Our Articles of Incorporation provide that except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of our stockholders may be called at any time only by or at the direction of (i) the board of directors, (ii) the chairman of the board of directors or (iii) two or more of the members of our board of directors. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our Bylaws established advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be properly brought before a meeting of our stockholders, the stockholder submitting the proposal or nomination will have to comply with advance notice requirements and provide us with certain information.

Exclusive Forum

Our Articles of Incorporation provide that to the fullest extent permitted by law, and unless the Company consents in writing to the selection of an alternative forum that the Eighth Judicial District Court of Clark County, Nevada shall be the sole and exclusive forum for any (i) derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees, consultants or agents to the corporation or any of our stockholders, (iii) any action arising or or asserting a claim arising pursuant to the NRS or any provision of our Articles of Incorporation or Bylaws or (iv) any

action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or Bylaws, or (v) any action asserting a claim governed by the internal affairs doctrine.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is ClearTrust, LLC. The transfer agent’s address is 16540 Pointe Village Dr, Suite 210, Lutz, Florida 33558, and its telephone number is 1-813-235-4490. Our shares of common stock were issued in uncertificated form only, subject to limited circumstances.

OTCQB Market Listing

Our common stock is quoted on the OTCQB market under the symbol “SKYE.”